CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

OF

ALLEGHENY CAPITAL TRUST I

THIS Certificate of Amendment of Allegheny Capital Trust I (the “Trust”), dated July 17 2003, is being duly executed and filed by the undersigned trustees to amend a statutory trust formed under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.).

1. Name. The name of the statutory trust amended hereby is Allegheny Capital Trust I.

2. Amendment of Trust. The Certificate of Trust of the Trust is hereby amended by changing the name of the Trust in the State of Delaware to:

Allegheny Energy Capital Trust I

3. Effective Date. This Certificate of Amendment shall be effective upon filing.

4. Counterparts. This Certificate of Amendment may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned trustees of the Trust have executed this Certificate of Amendment as of the date and year first above written.

BANK ONE DELAWARE, INC., not in its individual capacity but solely as trustee

By:	/s/ John R. Prendiville

Name:	John R. Prendiville
Title:	Vice President

REGIS F. BINDER, not in his individual capacity but solely as trustee

/s/ Regis F. Binder

Regis F. Binder